Exhibit 3.2

CHINA ZENIX AUTO INTERNATIONAL LIMITED

(the “Company”)

WE, Walkers Corporate Services (BVI) Limited, HEREBY CERTIFY THAT the following resolution was passed by the board of directors of the Company on 21 February 2011.

IT WAS RESOLVED that clause 6.2 of the Memorandum of Association of the Company be deleted in its entirety and replaced with the following:

“6.2	The Company is authorised to issue a maximum of 500,000,000 Shares of a single class each with a par value of US$0.0001.”

/s/ Tania So
Authorised signatory for and on behalf of
Walkers Corporate Services (BVI) Limited
24 February 2011